Exhibit 99.2
McDonald's Corporation
Supplemental Information
Quarter and Nine Months Ended September 30, 2013

SUPPLEMENTAL INFORMATION
The purpose of this exhibit is to provide additional information related to the results of McDonald's Corporation for the quarter and nine months ended September 30, 2013. This exhibit should be read in conjunction with Exhibit 99.1.
Impact of Foreign Currency Translation
While changes in foreign currency exchange rates affect reported results, McDonald's mitigates exposures, where practical, by purchasing goods and services in local currencies, financing in local currencies and hedging certain foreign-denominated cash flows. Management reviews and analyzes business results excluding the effect of foreign currency translation and bases incentive compensation plans on these results because they believe this better represents the Company's underlying business trends. Results excluding the effect of foreign currency translation (also referred to as constant currency) are calculated by translating current year results at prior year average exchange rates.
IMPACT OF FOREIGN CURRENCY TRANSLATION
Dollars in millions, except per share data

			Currency Translation Benefit/ (Cost)

Quarters Ended September 30,	2013	2012	2013
Revenues	$7,323.4	$7,152.4	$0.3
Company-operated margins	918.7	924.0	(0.8)
Franchised margins	1,991.9	1,930.6	(9.7)
Selling, general & administrative expenses	554.3	620.9	(1.8)
Operating income	2,416.7	2,287.2	(15.3)
Net income	1,522.2	1,455.0	(13.7)
Earnings per share-diluted	$1.52	$1.43	$(0.01)

			Currency Translation (Cost)

Nine Months Ended September 30,	2013	2012	2013
Revenues	$21,012.5	$20,614.9	$(8.2)
Company-operated margins	2,480.0	2,551.5	(2.1)
Franchised margins	5,679.9	5,536.5	(30.5)
Selling, general & administrative expenses	1,757.8	1,830.7	(3.3)
Operating income	6,563.9	6,406.8	(44.4)
Net income	4,188.9	4,068.7	(37.8)
Earnings per share-diluted	$4.16	$3.98	$(0.03)
Foreign currency translation had a negative impact on consolidated operating results for the quarter and nine months, due to the stronger Euro, more than offset by the weaker Yen, Australian Dollar and many other foreign currencies.
Net Income and Diluted Earnings per Share
For the quarter, net income increased 5% (6% in constant currencies) to $1,522.2 million and diluted earnings per share increased 6% (7% in constant currencies) to $1.52. Foreign currency translation had a negative impact of $0.01 on diluted earnings per share.
For the nine months, net income increased 3% (4% in constant currencies) to $4,188.9 million and diluted earnings per share increased 5% (5% in constant currencies) to $4.16. Foreign currency translation had a negative impact of $0.03 on diluted earnings per share.
For the quarter and nine months, net income and diluted earnings per share growth in constant currencies were positively impacted by higher franchised margin dollars and lower selling, general and administrative expenses. For the nine months, results were also negatively impacted by lower Company-operated margin dollars. A decrease in diluted weighted average shares outstanding contributed to the growth in diluted earnings per share for both periods, more significantly for the nine months.

During the quarter, the Company repurchased 5.2 million shares of its stock for $506.3 million, bringing total purchases for the nine months to 13.3 million shares or $1.3 billion. In addition, the Company paid a quarterly dividend of $0.77 per share or $767.5 million, bringing the total dividends paid for the nine months to $2.3 billion. The Company also declared a fourth quarter 2013 dividend of $0.81 per share, reflecting an increase of 5%, and expects total cash returned to shareholders for the year to range between $4.5 and $5.0 billion.
Revenues
Revenues consist of sales by Company-operated restaurants and fees from restaurants operated by franchisees. Revenues from conventional franchised restaurants include rent and royalties based on a percent of sales along with minimum rent payments and initial fees. Revenues from franchised restaurants that are licensed to affiliates and developmental licensees include a royalty based on a percent of sales and generally include initial fees.
REVENUES
Dollars in millions

Quarters Ended September 30,	2013	2012	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
Company-operated sales
U.S.	$1,161.9	$1,152.6	1%	1%
Europe	2,123.7	2,029.4	5	3
APMEA*	1,420.9	1,423.6	0	1
Other Countries & Corporate**	216.6	232.8	(7)	(3)
Total	$4,923.1	$4,838.4	2%	2%

Franchised revenues
U.S.	$1,127.1	$1,103.9	2%	2%
Europe	831.6	763.7	9	4
APMEA	262.2	270.0	(3)	8
Other Countries & Corporate	179.4	176.4	2	8
Total	$2,400.3	$2,314.0	4%	4%

Total revenues
U.S.	$2,289.0	$2,256.5	1%	1%
Europe	2,955.3	2,793.1	6	3
APMEA	1,683.1	1,693.6	(1)	2
Other Countries & Corporate	396.0	409.2	(3)	2
Total	$7,323.4	$7,152.4	2%	2%

Nine Months Ended September 30,	2013	2012	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
Company-operated sales
U.S.	$3,397.6	$3,394.6	0%	0%
Europe	6,044.1	5,858.6	3	3
APMEA	4,086.1	4,032.5	1	1
Other Countries & Corporate	602.1	658.4	(9)	(7)
Total	$14,129.9	$13,944.1	1%	1%

Franchised revenues
U.S.	$3,262.3	$3,206.5	2%	2%
Europe	2,334.7	2,211.2	6	3
APMEA	780.2	765.6	2	8
Other Countries & Corporate	505.4	487.5	4	8
Total	$6,882.6	$6,670.8	3%	4%

Total revenues
U.S.	$6,659.9	$6,601.1	1%	1%
Europe	8,378.8	8,069.8	4	3
APMEA	4,866.3	4,798.1	1	2
Other Countries & Corporate	1,107.5	1,145.9	(3)	0
Total	$21,012.5	$20,614.9	2%	2%

*	APMEA represents Asia/Pacific, Middle East and Africa.

**	Other Countries & Corporate represents operations in Canada and Latin America, as well as Corporate activities.

•
Revenues: Revenues increased 2% (2% in constant currencies) for the quarter and nine months, driven primarily by expansion. Comparable sales and guest counts for both periods were pressured by challenging economic and IEO industry conditions.

•
U.S.: The increase in revenues for the quarter and nine months was driven by expansion and slightly positive comparable sales performance. Innovative new menu options in key growth categories, ongoing support for everyday value and McDonald's classic core favorites contributed to performance. Sales results for the quarter were also positively impacted by the popular Monopoly promotion.

•
Europe: The constant currency increase in revenues for the quarter and nine months was driven by expansion, primarily in Russia (which is entirely Company-operated), and to a lesser extent France. Revenue growth also benefited from positive comparable sales in the U.K. and Russia, partly offset by weaker performance in Germany.

•
APMEA: The constant currency increase in revenues for the quarter and nine months was driven by expansion, partly offset by negative comparable sales, primarily in China. The quarter was also impacted by negative comparable sales in Australia.

Comparable sales is a key performance indicator used within the retail industry and is reviewed by management to assess business trends. Increases or decreases in comparable sales represent the percent change in constant currency sales from the same period in the prior year for all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months, including those temporarily closed. Comparable sales are driven by changes in guest counts and average check, which is affected by changes in pricing and product mix.
COMPARABLE SALES

	Increase/ (Decrease)
	Months Ended		Quarters Ended		Nine Months Ended
	September 30, *		September 30,		September 30,**
	2013	2012	2013	2012	2013	2012
U.S.	0.4%	0.7%	0.7%	1.2%	0.2%	4.4%
Europe	(0.8)	3.0	0.2	1.8	(0.3)	3.4
APMEA	(2.1)	0.1	(1.4)	1.4	(1.7)	2.5
Other Countries & Corporate	4.7	7.9	8.6	5.5	7.0	8.5
Total	(0.1)%	1.9%	0.9%	1.9%	0.3%	4.1%

*
The number of weekdays and weekend days can impact reported comparable sales. The calendar shift/trading day adjustment varied by area of the world, ranging from (1.8%) to (1.3%) in September 2013. In addition, the timing of holidays can impact comparable sales.

**
On a consolidated basis, comparable guest counts (the number of transactions at all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months, including those temporarily closed) decreased 1.4% and increased 2.2% for the nine months 2013 and 2012, respectively.

The following tables present Systemwide sales growth rates and franchised sales. Systemwide sales include sales at all restaurants, whether operated by the Company or by franchisees. While franchised sales are not recorded as revenues by the Company, management believes the information is important in understanding the Company's financial performance because these sales are the basis on which the Company calculates and records franchised revenues and are indicative of the financial health of the franchisee base.
SYSTEMWIDE SALES

	Month Ended		Quarter Ended		Nine Months Ended
	September 30, 2013		September 30, 2013		September 30, 2013
	Inc/ (Dec)	Increase Excluding Currency Translation	Inc/ (Dec)	Increase Excluding Currency Translation	Inc/ (Dec)	Increase Excluding Currency Translation
U.S.	1%	1%	2%	2%	1%	1%
Europe	4	2	7	3	4	2
APMEA	(8)	3	(6)	4	(4)	3
Other Countries & Corporate	0	9	3	12	4	10
Total	0%	3%	1%	4%	1%	3%

FRANCHISED SALES
Dollars in millions

Quarters Ended September 30,	2013	2012	Inc/ (Dec)	Increase Excluding Currency Translation
U.S.	$8,129.9	$7,985.0	2%	2%
Europe	4,677.4	4,351.4	7	3
APMEA	3,238.0	3,551.2	(9)	5
Other Countries & Corporate	2,183.7	2,090.5	4	14
Total*	$18,229.0	$17,978.1	1%	4%
Nine Months Ended September 30,	2013	2012	Inc/ (Dec)	Increase Excluding Currency Translation
U.S.	$23,590.0	$23,282.6	1%	1%
Europe	13,126.8	12,577.9	4	2
APMEA	9,574.6	10,180.4	(6)	4
Other Countries & Corporate	6,253.5	5,935.0	5	12
Total*	$52,544.9	$51,975.9	1%	3%

*
Sales from developmental licensed restaurants or foreign affiliated markets where the Company earns a royalty based on a percent of sales were $3,862.8 million and $4,032.1 million for the quarters 2013 and 2012, respectively, and $11,235.7 million and $11,586.1 million for the nine months 2013 and 2012, respectively. Results were negatively impacted by the weaker Yen, which reduced Japan's sales contribution for both periods in 2013. The remaining balance of franchised sales is derived from conventional franchised restaurants where the Company earns rent and royalties based primarily on a percent of sales.

Restaurant Margins
FRANCHISED AND COMPANY-OPERATED RESTAURANT MARGINS
Dollars in millions

	Percent		Amount			Inc/ (Dec) Excluding Currency Translation
Quarters Ended September 30,	2013	2012	2013	2012	Inc/ (Dec)

Franchised
U.S.	84.0%	84.1%	$946.3	$928.8	2%	2%
Europe	79.3	79.7	659.1	608.8	8	4
APMEA	88.1	89.1	230.8	240.7	(4)	7
Other Countries & Corporate	86.8	86.3	155.7	152.3	2	9
Total	83.0%	83.4%	$1,991.9	$1,930.6	3%	4%
Company-operated
U.S.	18.4%	19.8%	$214.3	$228.2	(6)%	(6)%
Europe	21.1	20.4	448.4	415.0	8	7
APMEA	15.3	16.9	217.7	240.2	(9)	(7)
Other Countries & Corporate	17.7	17.5	38.3	40.6	(6)	(2)
Total	18.7%	19.1%	$918.7	$924.0	(1)%	0%

	Percent		Amount			Inc/ (Dec) Excluding Currency Translation
Nine Months Ended September 30,	2013	2012	2013	2012	Inc/ (Dec)

Franchised
U.S.	83.7%	84.0%	$2,730.2	$2,692.0	1%	1%
Europe	78.4	79.0	1,829.4	1,746.7	5	3
APMEA	87.8	88.8	685.0	680.0	1	8
Other Countries & Corporate	86.1	85.7	435.3	417.8	4	9
Total	82.5%	83.0%	$5,679.9	$5,536.5	3%	3%
Company-operated
U.S.	18.2%	19.5%	$619.0	$661.1	(6)%	(6)%
Europe	19.2	19.1	1,159.7	1,121.3	3	3
APMEA	14.7	16.3	602.6	659.2	(9)	(8)
Other Countries & Corporate	16.4	16.7	98.7	109.9	(10)	(8)
Total	17.6%	18.3%	$2,480.0	$2,551.5	(3)%	(3)%

•	Franchised: Franchised margin dollars increased $61.3 million or 3% (4% in constant currencies) for the quarter and increased $143.4 million or 3% (3% in constant currencies) for the nine months.

•	U.S.: The franchised margin percent decreased for the quarter and nine months due to higher depreciation related to reimaging, partly offset by slightly positive comparable sales performance.

•	Europe: The franchised margin percent decreased for the quarter and nine months due to higher rent expense.

•
APMEA: The franchised margin percent decreased for the quarter and nine months primarily due to results in Australia, and the impact of the weaker Yen, which reduced Japan's favorable contribution to the segment's margin percent.

•
Company-operated: Company-operated margin dollars decreased $5.3 million or 1% (flat in constant currencies) for the quarter and decreased $71.5 million or 3% (3% in constant currencies) for the nine months, reflecting soft comparable sales performance, which impacted our ability to overcome cost pressures.

•
U.S.: The Company-operated margin percent for the quarter and nine months decreased primarily due to higher occupancy and other operating costs and commodities, both of which had a more significant impact in the quarter. Higher labor costs also negatively impacted results for the nine months.

•
Europe: The Company-operated margin percent increased for the quarter and nine months due to positive comparable sales performance in Russia and the U.K. mostly offset by higher commodity and occupancy costs. The margin percent for the quarter also benefited from positive comparable sales in France. Higher labor costs negatively impacted results for the nine months, with limited impact on the quarter.

•
APMEA: The Company-operated margin percent for the quarter and nine months decreased primarily due to higher labor costs throughout the segment and new restaurant openings, mainly in China. Similar to other markets, new restaurants in China initially open with lower margins that grow significantly over time.

The following table presents Company-operated restaurant margin components as a percent of sales.
CONSOLIDATED COMPANY-OPERATED RESTAURANT EXPENSES AND MARGINS AS A PERCENT OF SALES

	Quarters Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Food & paper	33.7%	33.8%	33.7%	34.1%
Payroll & employee benefits	24.7	24.7	25.6	25.2
Occupancy & other operating expenses	22.9	22.4	23.1	22.4
Total expenses	81.3%	80.9%	82.4%	81.7%
Company-operated margins	18.7%	19.1%	17.6%	18.3%
Selling, General & Administrative Expenses

•
Selling, general and administrative expenses decreased $66.6 million or 11% (11% in constant currencies) for the quarter and $72.9 million or 4% (4% in constant currencies) for the nine months due to lower incentive-based compensation in 2013 and costs in the prior year related to the 2012 London Olympics, partly offset by higher employee costs. In addition, for the nine months, 2012 included costs related to the Worldwide Owner/Operator Convention.

•
For the nine months, selling, general and administrative expenses as a percent of revenues decreased to 8.4% for 2013 compared with 8.9% for 2012, and as a percent of Systemwide sales decreased to 2.6% for 2013 compared with 2.8% for 2012.

Other Operating (Income) Expense, Net
OTHER OPERATING (INCOME) EXPENSE, NET
Dollars in millions

	Quarters Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Gains on sales of restaurant businesses	$(45.4)	$(38.6)	$(129.5)	$(79.6)
Equity in earnings of unconsolidated affiliates	(23.6)	(37.4)	(67.2)	(111.4)
Asset dispositions and other (income) expense, net	8.6	22.5	34.9	41.5
Total	$(60.4)	$(53.5)	$(161.8)	$(149.5)

•
Gains on sales of restaurant businesses increased for the nine months primarily in Australia and Europe. The quarter and nine months were also impacted by lower gains on sales of restaurants in China to developmental licensees and higher gains in the U.S. The Company's sales of restaurants to its franchisees are aimed at achieving an optimal ownership mix in each market.

•	The decrease in equity in earnings of unconsolidated affiliates for the quarter and nine months reflected lower operating results, primarily in Japan, and the impact of the weaker Yen.

Operating Income
OPERATING INCOME
Dollars in millions

Quarters Ended September 30,	2013	2012	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
U.S.	$1,021.7	$973.8	5%	5%
Europe	944.4	848.7	11	8
APMEA	391.8	443.2	(12)	(4)
Other Countries & Corporate	58.8	21.5	n/m	n/m
Total	$2,416.7	$2,287.2	6%	6%
Nine Months Ended September 30,	2013	2012	Inc/ (Dec)	Increase Excluding Currency Translation
U.S.	$2,834.3	$2,817.2	1%	1%
Europe	2,503.3	2,355.2	6	5
APMEA	1,128.4	1,185.9	(5)	0
Other Countries & Corporate	97.9	48.5	n/m	n/m
Total	$6,563.9	$6,406.8	2%	3%
n/m Not meaningful

•	Operating Income: Operating income increased $129.5 million or 6% (6% in constant currencies) for the quarter and $157.1 million or 2% (3% in constant currencies) for the nine months.

•
U.S.: Operating results increased for the quarter and nine months due to higher franchised margin dollars and lower selling, general and administrative expenses, partly offset by lower Company-operated margin dollars. The quarter was also positively impacted by higher other operating income.

•
Europe: Constant currency operating results for the quarter and nine months were driven by higher franchised and Company-operated margin dollars and lower selling, general and administrative expenses. The nine months were also positively impacted by higher gains on sales of restaurants.

•
APMEA: Constant currency operating results for the quarter and nine months reflected lower Company-operated margin dollars, mostly offset by higher franchised margin dollars. The quarter was also negatively impacted by lower other operating income.

Combined Operating Margin: Combined operating margin is defined as operating income as a percent of total revenues. Combined operating margin was 31.2% and 31.1% for the nine months 2013 and 2012, respectively.
Interest Expense

•	Interest expense increased 2% for the quarter and was flat for the nine months.
Nonoperating (Income) Expense, Net
NONOPERATING (INCOME) EXPENSE, NET
Dollars in millions

	Quarters Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Interest income	$(3.4)	$(5.0)	$(10.5)	$(23.0)
Foreign currency and hedging activity	3.7	0.8	9.8	8.4
Other (income) expense, net	13.3	9.7	26.9	23.4
Total	$13.6	$5.5	$26.2	$8.8

Income Taxes

•	The effective income tax rate was 33.0% and 32.4% for the quarters 2013 and 2012, respectively, and 31.9% and 32.3% for the nine months 2013 and 2012, respectively.

•
The 2013 effective income tax rate for the nine months included a tax benefit of nearly $50 million, reflecting the retroactive impact of certain tax benefits as a result of the American Taxpayer Relief Act of 2012.

Outlook
The Company expects the dynamics of the current environment to persist, namely flat to declining informal eating out markets, diminishing ability to raise menu prices, ongoing cost pressures and heightened competitive activity. As a result, for the fourth quarter, the Company expects our global comparable sales performance to be in-line with recent quarterly trends while restaurant margin percentages are expected to decline at a level relatively similar to our first quarter results. While the Company does not provide specific guidance on earnings per share, the following information is provided to assist in forecasting the Company's future results.

•
Changes in Systemwide sales are driven by comparable sales and net restaurant unit expansion. The Company expects net restaurant additions to add approximately 2.5 percentage points to 2013 Systemwide sales growth (in constant currencies), most of which will be due to the 1,135 net traditional restaurants added in 2012.

•
The Company does not generally provide specific guidance on changes in comparable sales. However, as a perspective, assuming no change in cost structure, a 1 percentage point increase in comparable sales for either the U.S. or Europe would increase annual diluted earnings per share by about 4 cents.

•
With about 75% of McDonald's grocery bill comprised of 10 different commodities, a basket of goods approach is the most comprehensive way to look at the Company's commodity costs. For the full year 2013, the total basket of goods cost is expected to increase 1.5-2.0% in the U.S. and Europe.

•	The Company expects full-year 2013 selling, general and administrative expenses to decrease between 2-3% in constant currencies.

•	Based on current interest and foreign currency exchange rates, the Company expects interest expense for the full year 2013 to increase approximately 1-2% compared with 2012.

•
A significant part of the Company's operating income is generated outside the U.S., and about 35% of its total debt is denominated in foreign currencies. Accordingly, earnings are affected by changes in foreign currency exchange rates, particularly the Euro, British Pound, Australian Dollar and Canadian Dollar. Collectively, these currencies represent approximately 65% of the Company's operating income outside the U.S. If all four of these currencies moved by 10% in the same direction, the Company's annual diluted earnings per share would change by about 25 cents.

•
The Company expects the effective income tax rate for the full-year 2013 to be 31% to 33%. Some volatility may be experienced between the quarters resulting in a quarterly tax rate that is outside the annual range.

•
The Company expects capital expenditures for 2013 to be about $3.0 billion. Over half of this amount will be used to open new restaurants. The Company expects to open about 1,500 restaurants including about 500 restaurants in affiliated and developmental licensee markets, such as Japan and Latin America, where the Company does not fund any capital expenditures. The Company expects net additions of about 1,200 traditional restaurants. The remaining capital will be used to reinvest in existing locations, in part through reimaging. More than 1,600 restaurants worldwide are expected to be reimaged, including locations in affiliated and developmental licensee markets that require no capital investment from the Company.

Restaurant Information
SYSTEMWIDE RESTAURANTS

At September 30,	2013	2012	Inc/ (Dec)
U.S.*	14,213	14,107	106

Europe
Germany*	1,453	1,427	26
France	1,283	1,248	35
United Kingdom	1,220	1,205	15
Italy	470	449	21
Spain	456	441	15
Russia	384	328	56
Other	2,225	2,184	41
Total Europe	7,491	7,282	209

APMEA
Japan*	3,191	3,299	(108)
China	1,851	1,596	255
Australia	906	879	27
Taiwan	396	376	20
Other	3,337	3,044	293
Total APMEA	9,681	9,194	487

Other Countries & Corporate
Canada*	1,404	1,414	(10)
Brazil	763	691	72
Other	1,371	1,322	49
Total Other Countries & Corporate	3,538	3,427	111

Systemwide restaurants	34,923	34,010	913

Countries	119	119	0

*	Reflected the following satellites: At September 30, 2013 - U.S. 976, Germany 187, Japan 709, Canada 431; At September 30, 2012 - U.S. 1,005, Germany 182, Japan 873, Canada 439.

SYSTEMWIDE RESTAURANTS BY TYPE

At September 30,	2013	2012	Inc/ (Dec)
U.S.
Conventional franchised	12,678	12,568	110
Company-operated	1,535	1,539	(4)
Total U.S.	14,213	14,107	106

Europe
Conventional franchised	5,235	5,051	184
Developmental licensed	226	220	6
Total Franchised	5,461	5,271	190
Company-operated	2,030	2,011	19
Total Europe	7,491	7,282	209

APMEA
Conventional franchised	1,019	890	129
Developmental licensed	2,247	1,949	298
Foreign affiliated	3,598	3,654	(56)
Total Franchised	6,864	6,493	371
Company-operated	2,817	2,701	116
Total APMEA	9,681	9,194	487

Other Countries & Corporate
Conventional franchised	1,185	1,164	21
Developmental licensed	2,093	1,974	119
Total Franchised	3,278	3,138	140
Company-operated	260	289	(29)
Total Other Countries & Corporate	3,538	3,427	111

Systemwide
Conventional franchised	20,117	19,673	444
Developmental licensed	4,566	4,143	423
Foreign affiliated	3,598	3,654	(56)
Total Franchised	28,281	27,470	811
Company-operated	6,642	6,540	102
Total Systemwide	34,923	34,010	913

Risk Factors and Cautionary Statement Regarding Forward-Looking Statements
The information in this report includes forward-looking statements about our plans and future performance, including those under Outlook. These statements use such words as “may,” “will,” “expect,” “believe” and “plan.” They reflect our expectations and speak only as of the date of this report. We do not undertake to update them. Our expectations (or the underlying assumptions) may change or not be realized, and you should not rely unduly on forward-looking statements.
Our business and execution of our strategic plan, the Plan to Win, are subject to risks. The most important of these is whether we can remain relevant and a brand customers trust. Meeting customer expectations is complicated by the risks inherent in our global operating environment. Our business model is built around growing comparable sales to realize margin leverage, and we expect unfavorable economic conditions in many markets to continue to pressure our financial performance, with continued flat or contracting IEO segments in many markets, broad-based consumer caution and price sensitivity, reduced pricing power and intensifying competitive activity. Given these conditions and persistent cost pressures, we expect our results in the near term to remain challenged.
We have the added challenge of the cultural and regulatory differences that exist within and among the more than 100 countries where we operate. Initiatives we undertake may not have universal appeal among different segments of our customer base and can drive unanticipated changes in guest counts and customer perceptions. Our operations, plans and results are also affected by regulatory, tax and other initiatives around the world, notably the focus on nutritional content and the sourcing, processing and preparation of food “from field to front counter,” as well as industry marketing practices.
These risks can have an impact both in the near- and long-term and are reflected in the following considerations and factors that we believe are most likely to affect our performance.
Our ability to remain a relevant and trusted brand and to increase sales and profits depends largely on how well we execute the Plan to Win and our global growth priorities.
The Plan to Win addresses the key drivers of our business and results - people, products, place, price and promotion - and we are focused on our three global growth priorities that represent the greatest opportunities under our Plan to Win: optimizing our menu, modernizing the customer experience and broadening accessibility to our brand. The quality of our execution depends mainly on the following:

•
Our ability to anticipate and respond effectively to trends or other factors that affect the IEO segment and our competitive position in the diverse markets we serve, such as spending patterns, demographic changes, trends in food preparation, consumer preferences and publicity about us, all of which can drive perceptions of our business or affect the willingness of other companies to enter into site, supply or other arrangements with us;

•	Our continued innovation in all aspects of the McDonald's experience to differentiate the McDonald's experience in a way that balances value with margin levels;

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The impact of planned changes to our value menu, which has been an important component of our overall menu strategy; our ability to continue robust menu development and manage the complexity of our restaurant operations; our ability to adapt our plans to deliver a locally-relevant experience in a highly competitive, value-driven operating environment; our ability to leverage promotional or operating successes across markets; and whether sales gains associated with new product introductions are sustained;

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The risks associated with our franchise business model, including whether our franchisees have the experience and financial resources to be effective operators and remain aligned with us on operating, promotional and capital-intensive initiatives, and the potential impact on us if they experience food safety or other operational problems or project a brand image inconsistent with our values, particularly if our contractual and other rights and remedies are limited, costly to exercise or subject to litigation;

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The success of our tiered approach to menu offerings; the impact of pricing, product, marketing and promotional plans on sales and margins; and our ability to adjust these plans to respond quickly to changing economic and competitive conditions;

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Our ability to drive restaurant improvements that achieve optimal capacity, particularly during peak mealtime hours, and motivate our restaurant personnel and our franchisees to achieve consistency and high service levels so as to improve perceptions of our ability to meet expectations for quality food served in clean and friendly environments;

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Our plans for restaurant reimaging and rebuilding, and whether we are able to identify and develop restaurant sites consistent with our plans for net growth of Systemwide restaurants and achieve our sales and profitability targets;

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Whether our global digital initiatives will drive growth in guest counts and customer engagement, and the impact that third-party loyalty programs and other customer data aggregators may have on our ability to do so;

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The success of our sustainability initiatives to support our brand ambition of good food, good people and good neighbor, which will require Systemwide coordination and alignment, including with our franchisees, and whether we will be effective in addressing these and other matters of social responsibility in a way that inspires trust and confidence;

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The costs and risks associated with our increasing use of technological and digital systems (e.g., point-of-sale and other in-store systems or platforms) that support our restaurants and that are made available to franchisees along with related services; the risk that we will not fully realize the benefits of the significant investments we are making to enhance the customer experience; the potential for system performance failures, security breaches involving our systems or those of third-party providers; legal risks associated with providing technology-related services to franchisees, including those relating to data collection, protection and management; and litigation risk involving intellectual property rights;

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Our ability to respond effectively to adverse perceptions about the quick-service category of the IEO segment or about our food (including its nutritional content and preparation), promotions and premiums, such as Happy Meal toys (collectively, our "products"), how we source the commodities we use, and our ability to manage the potential impact on McDonald's of food-borne illnesses or product safety issues;

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The impact of campaigns by labor organizations and activists, including through the use of social media and other mobile communications and applications, to promote adverse perceptions of the quick-service category of the IEO segment or our brand, management, suppliers or franchisees, or to promote or threaten boycotts, strikes or other actions involving the industry, McDonald’s or our suppliers and franchisees;

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The impact of events such as boycotts or protests, labor strikes and supply chain interruptions (including due to lack of supply or price increases) that can adversely affect us or the suppliers, franchisees and others that are also part of the McDonald's System and whose performance has a material impact on our results; and

•	Our ability to recruit and retain qualified personnel to manage our operations and growth.
Our results and financial condition are affected by global and local market conditions, and the prolonged challenging economic environment can be expected to continue to pressure our results.
Our results of operations are substantially affected by economic conditions, both globally and in local markets, and conditions can also vary substantially by market. The current global environment has been characterized by persistently weak economies, high unemployment rates, inflationary pressures and volatility in financial markets. Many major economies, both advanced and developing, are also facing significant economic issues. These include, in the U.S., concerns about the federal deficit and the potential adverse effects of the automatic government spending cuts in 2013 and 2014 as well as the potential impact from any future government shutdown. In the Eurozone, consumer and business confidence and spending continue to be depressed in many markets. Important markets in Asia, which have been key drivers of global growth, have also been experiencing declining growth rates. Uncertainty about the long-term investment environment could further depress capital investment and economic activity.
These conditions are adversely affecting sales and/or guest counts in many of our markets, including most of our major markets. We are also facing increasing competition from an expanded set of competitors that include many non-traditional market participants such as conventional retailers and coffee shops. To address this environment, we have intensified our focus on value as a driver of guest counts through menu, pricing and promotional actions. These actions have adversely affected our margin percent, and margins will remain under pressure. The key factors that can affect our operations, plans and results in this environment are the following:

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Whether our strategies will be effective in enabling further market share gains, which have been achieved at declining rates in recent periods, while at the same time enabling us to achieve our targeted operating income growth despite the current adverse economic conditions, resurgent competitors and an increasingly complex and costly advertising environment;

•	The effectiveness of our supply chain management to assure reliable and sufficient product supply on favorable terms;

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The impact on consumer disposable income levels and spending habits of governmental actions to manage national economic matters, whether through austerity or stimulus measures and initiatives intended to control wages, unemployment, credit availability, inflation, taxation and other economic drivers;

•	The impact on restaurant sales and margins of ongoing commodity price volatility, and the effectiveness of pricing, hedging and other actions taken to address this environment;

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The impact on our margins of labor costs that we cannot offset through price increases, and the long-term trend toward higher wages and social expenses in both mature and developing markets, which may intensify with increasing public focus on these issues;

•	The impact of foreign exchange and interest rates on our financial condition and results;

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The challenges and uncertainties associated with operating in developing markets, which may entail a relatively higher risk of political instability, economic volatility, crime, corruption and social and ethnic unrest, all of which are exacerbated in many cases by a lack of an independent and experienced judiciary and uncertainties in how local law is applied and enforced, including in areas most relevant to commercial transactions and foreign investment;

•	The nature and timing of decisions about underperforming markets or assets, including decisions that result in impairment charges that reduce our earnings; and

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The impact of changes in our debt levels on our credit ratings, interest expense, availability of acceptable counterparties, ability to obtain funding on favorable terms or our operating or financial flexibility, especially if lenders impose new operating or financial covenants.

Increasing legal and regulatory complexity will continue to affect our operations and results in material ways.
Our legal and regulatory environment worldwide exposes us to complex compliance, litigation and similar risks that affect our operations and results in material ways. In many of our markets, including the United States and Europe, we are subject to increasing regulation, which has increased our cost of doing business. In developing markets, we face the risks associated with new and untested laws and judicial systems. Among the more important regulatory and litigation risks we face and must manage are the following:

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The cost, compliance and other risks associated with the often conflicting and highly prescriptive regulations we face, including where inconsistent standards imposed by governmental authorities can adversely affect popular perceptions of our business and increase our exposure to litigation or governmental investigations or proceedings;

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The impact of new, potential or changing regulations that can affect our business plans, such as those relating to product packaging, marketing and the nutritional content and safety of our food and other products, as well as the risks and costs of our labeling and other disclosure practices, particularly given varying legal requirements and practices for testing and disclosure within our industry, ordinary variations in food preparation among our own restaurants, and the need to rely on the accuracy and completeness of information from third-party suppliers;

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The impact of nutritional, health and other scientific studies and conclusions, which constantly evolve and often have contradictory implications, but nonetheless drive popular opinion, litigation and regulation (including tax initiatives intended to drive consumer behavior) in ways that could be material to our business;

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The impact of litigation trends, particularly in our major markets, including class actions, labor, employment and personal injury claims, litigation with or involving our relationship with franchisees, landlord/tenant disputes and intellectual property claims (including often aggressive or opportunistic attempts to enforce patents used in information technology systems); the relative level of our defense costs, which vary from period to period depending on the number, nature and procedural status of pending proceedings; the cost and other effects of settlements or judgments, which may require us to make disclosures or take other actions that may affect perceptions of our brand and products; and the scope and terms of insurance or indemnification protections that we may have;

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Adverse results of pending or future litigation, including litigation challenging the composition and preparation of our products, or the appropriateness or accuracy of our marketing or other communication practices;

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The risks and costs to us, our franchisees and our supply chain of the effects of climate change, greenhouse gases, energy and water resources, as well as the increased public focus, including by governmental and non-governmental organizations, on these and other environmental sustainability matters (e.g., land use, packaging and waste, and animal health and welfare) and the increased pressure to make commitments or set targets and take actions to meet them, which could expose the Company to market, operational and execution costs or risks, particularly when actions are undertaken Systemwide;

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The increasing focus on workplace practices and conditions and costs and other effects of compliance with U.S. and overseas regulations affecting our workforce and labor practices, including those relating to wage and hour practices, healthcare, immigration, retirement and other employee benefits and unlawful workplace discrimination, and our exposure to reputational and other harm as a result of perceptions about our workplace practices or conditions or those of our franchisees;

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Disruptions in our operations or price volatility in a market that can result from governmental actions, such as price, foreign exchange or import-export controls, increased tariffs or government-mandated closure of our or our suppliers' operations, and the cost and disruption of responding to governmental investigations or proceedings, whether or not they have merit;

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The legal and compliance risks and costs associated with privacy, data protection and similar laws, particularly as they apply to children, the potential costs (including the loss of consumer confidence) arising from alleged security breaches of information systems, and the risk of resulting criminal penalties or civil liability related to such breaches;

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The impact on our operations of tax and other regulations affecting capital flows, financial markets or financial institutions, which can limit our ability to manage and deploy our liquidity or increase our funding costs; and

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The impact of changes in financial reporting requirements, accounting principles or practices, including with respect to our critical accounting estimates, changes in tax accounting or tax laws (or related authoritative interpretations), particularly if corporate tax reform becomes a key component of budgetary initiatives in the United States and elsewhere, and the impact of settlements of pending or any future adjustments proposed by the IRS or other taxing authorities in connection with our tax audits, all of which will depend on their timing, nature and scope.

Trading volatility and price of our common stock may be affected by many factors.
Many factors affect the volatility and price of our common stock in addition to our operating results and prospects. The most important of these, some of which are outside our control, are the following:

•	The continuing unfavorable global economic and volatile market conditions;

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Governmental action or inaction in light of key indicators of economic activity or events that can significantly influence financial markets, particularly in the United States which is the principal trading market for our common stock, and media reports and commentary about economic or other matters, even when the matter in question does not directly relate to our business;

•	Changes in financial or tax reporting and accounting principles or practices that materially affect our reported financial condition and results and investor perceptions of our performance;

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Trading activity in our common stock or trading activity in derivative instruments with respect to our common stock or debt securities, which can be affected by market commentary (including commentary that may be unreliable or incomplete); unauthorized disclosures about our performance, plans or expectations about our business; our actual performance and creditworthiness; investor confidence generally; actions by shareholders and others seeking to influence our business strategies; portfolio transactions in our stock by significant shareholders; or trading activity that results from the ordinary course rebalancing of stock indices in which McDonald's may be included, such as the S&P 500 Index and the Dow Jones Industrial Average;

•	The impact of our stock repurchase program or dividend rate; and

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The impact on our results of other corporate actions, such as those we may take from time to time as part of our continuous review of our corporate structure in light of business, legal and tax considerations.

Our results and prospects can be adversely affected by events such as severe weather conditions, natural disasters, hostilities and social unrest, among others.
Severe weather conditions, natural disasters, hostilities and social unrest, terrorist activities, health epidemics or pandemics (or expectations about them) can adversely affect consumer spending and confidence levels or other factors that affect our results and prospects, such as commodity costs. Our receipt of proceeds under any insurance we maintain with respect to certain of these risks may be delayed or the proceeds may be insufficient to offset our losses fully.